                                    EXHIBIT 2















                            STOCK PURCHASE AGREEMENT

                                  By and Among

                           SMITH MICRO SOFTWARE, INC.

                             STF TECHNOLOGIES, INC.

                             and the Shareholders of

                             STF TECHNOLOGIES, INC.

                            DATED AS OF APRIL 9, 1999

                                TABLE OF CONTENTS


                                                                                          Page
                                                                                          ----
ARTICLE I - PURCHASE OF SHARES...............................................................1
1.1.       Purchase and Sale of Shares.......................................................1
1.2.       Purchase Price....................................................................1
1.3.       Escrow Fund.......................................................................2

ARTICLE II - REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS..............................2
2.1.       Corporate Organization............................................................2
2.2.       Capitalization....................................................................2
2.3.       Authority; No Violation...........................................................3
2.4.       Consents and Approvals............................................................4
2.5.       Financial Statements..............................................................5
2.6.       Absence of Undisclosed Liabilities................................................5
2.7.       Absence of Certain Changes or Events..............................................5
2.8.       Legal Proceedings.................................................................6
2.9.       Restrictions on Business Activities...............................................6
2.10.      Governmental Authorization........................................................7
2.11.      Title and Condition of Personal Property..........................................7
2.12.      Real and Leased Property..........................................................7
2.13.      Intellectual Property Rights......................................................9
2.14.      Taxes............................................................................10
2.15.      Environmental Matters............................................................11
2.16.      Major Customers and Suppliers; Supplies..........................................12
2.17.      List of Accounts.................................................................12
2.18.      Employment Agreements............................................................13
2.19.      ERISA............................................................................13
2.20.      Labor Matters....................................................................15
2.21.      Contracts and Commitments........................................................16
2.22.      Absence of Breaches or Defaults..................................................18
2.23.      Interested Party Transactions....................................................18
2.24.      Compliance with Applicable Law...................................................18
2.25.      Insurance........................................................................18
2.26.      Brokers..........................................................................19
2.27.      Minute Books.....................................................................19
2.28.      Accounts Receivable and Inventory................................................19
2.29.      Employees........................................................................19
2.30.      Board and Shareholder Approval...................................................19
2.31.      Employee Non-Disclosure Agreement................................................20
2.32.      Year 2000 Compliance.............................................................20
2.33.      No Misstatements.................................................................20

                                                                                          Page
                                                                                          ----
ARTICLE III - REPRESENTATIONS AND WARRANTIES OF BUYER.......................................20
3.1.       Corporate Organization...........................................................20
3.2.       Corporate Power and Authority....................................................20
3.3.       Capitalization of Buyer..........................................................21
3.4.       Conflicts; Consents and Approvals................................................21
3.5.       SEC Documents; Buyer Financial Statements........................................22
3.6.       Absence of Certain Changes.......................................................22
3.7.       Litigation.......................................................................23
3.8.       Brokers..........................................................................23

ARTICLE IV - CLOSING........................................................................23
4.1.       Closing Time and Place...........................................................23
4.2.       Delivery by Shareholders or the Company at the Closing...........................23
4.3.       Delivery by Buyer at the Closing.................................................24

ARTICLE V - ADDITIONAL AGREEMENTS...........................................................25
5.1.       Company's Auditors...............................................................25
5.2.       Press Releases...................................................................25
5.3.       Confidentiality..................................................................25
5.4.       Termination of Bank Line.........................................................26
5.5.       Registration Rights..............................................................26
5.6.       Further Assurances...............................................................26

ARTICLE VI - INDEMNIFICATION AND ESCROW FUND................................................26
6.1.       Indemnity and Escrow Fund........................................................26
6.2.       Claims Upon Escrow Fund..........................................................27
6.3.       Objections to Claims.............................................................27
6.4.       Attempt to Resolve Conflicts; Arbitration........................................27
6.5.       Actions of the Shareholders' Agent...............................................29
6.6.       Third-Party Claims...............................................................29
6.7.       Limitations......................................................................30

ARTICLE VII - GENERAL PROVISIONS............................................................30
7.1.       Survival of Representations, Warranties and Agreements...........................30
7.2.       Expenses.........................................................................31
7.3.       Notices..........................................................................31
7.4.       Governing Law....................................................................32
7.5.       Severability.....................................................................32
7.6.       Assignment; Binding Effect; Benefit..............................................32
7.7.       Headings.........................................................................33
7.8.       Entire Agreement.................................................................33
7.9.       Counterparts.....................................................................33





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


                                TABLE OF CONTENTS



EXHIBITS
--------

Exhibit A      Form of Escrow Agreement
Exhibit B      Form of Company Legal Opinion
Exhibit C      Form of Buyer Legal Opinion
Exhibit D      Form of Registration Rights Agreement
Exhibit E      Form of Release
Exhibit F      Form of Shareholder Representation Letter

SCHEDULES
---------

Schedule A     Schedule of Shares and Purchase Price

                            STOCK PURCHASE AGREEMENT

               This STOCK PURCHASE AGREEMENT (this "Agreement"), is made and entered into as of April 9, 1999, by and among SMITH MICRO SOFTWARE, INC., a Delaware corporation ("Buyer"), and the shareholders of STF Technologies, Inc. listed on Schedule A (individually, a "Shareholder" and collectively, the "Shareholders") and STF Technologies, Inc., a Missouri corporation (the "Company"), with reference to the following facts:

                                 R E C I T A L S

               A. The Company is a duly incorporated Missouri corporation; its authorized capital stock consists of 3,000,000 shares of capital stock, $0.01 par value, all of which shares are designated Common Stock; there are 839,940 shares of Common Stock (the "Shares"), and no more, duly and validly issued and outstanding, all of which are owned by the Shareholders as set forth on attached Schedule A; and

               B. Shareholders desire to sell and buyer desires to purchase all of the Shares, on the terms set forth herein;


                                A G R E E M E N T

               NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:


                                   ARTICLE I
                               PURCHASE OF SHARES

               1.1. Purchase and Sale of Shares. Subject to the terms and conditions of this Agreement, Shareholders hereby agree to sell, convey, transfer and deliver, and Buyer hereby agrees to purchase and accept, all right, title and interest in and to the Shares. On the Closing Date (as defined in Section 4.1), Shareholders shall deliver to Buyer: (a) duly endorsed stock certificate(s) representing all the Shares, and (b) such other instruments of transfer as, in the opinion of Buyer's counsel, shall be reasonably necessary to or in furtherance of the effective conveyance to Buyer of good and marketable title to the Shares.

               1.2. Purchase Price. In consideration for the transfer of the Shares, Buyer shall pay and Shareholders shall accept the following as full and complete consideration for the Shares (collectively, the "Purchase Price"):

                    (a) At the Closing (as defined in Section 4.1), Buyer shall pay to the Shareholders the aggregate sum of One Million Dollars ($1,000,000) in cash, allocated among the Shareholders in accordance with the amounts listed opposite each Shareholders' name under the heading "Cash Payment For Shares" on Schedule "A"; such payment to be in the form of cashiers checks or other certified funds.

                    (b) At the Closing, Buyer shall deliver to the Shareholders that number of shares of Buyer Common Stock ("New Stock") equal to the quotient of (x) $1,000,000 divided by (y) the average closing price of a share of Buyer Common Stock for the ten (10) consecutive trading days ending on the trading day immediately prior to the Closing Date on the





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

NASDAQ National Market, as reported in the Wall Street Journal (the "Buyer Stock Price"), such number of shares to be allocated among the Shareholders according to the percentage ownership interest of each Shareholder set forth opposite their respective names on Schedule A; provided that such number of Shares shall be reduced by the Escrow Shares deposited in the Escrow Fund in accordance with
Section 1.3.

               1.3. Escrow Fund. At Closing, Buyer shall cause to be issued in the name of each Shareholder, a certificate representing thirty percent (30%) of the number of shares of New Stock to be issued by Buyer under Section 1.2 (the "Escrow Shares") and shall deposit the Escrow Shares on behalf of the Shareholders, such deposit to constitute the escrow fund (the "Escrow Fund"), with an escrow agent selected by Buyer and reasonably acceptable to a majority in interest of the Shareholders (the "Escrow Agent"), pursuant to the Escrow Agreement attached hereto as Exhibit A (the "Escrow Agreement"), to be held in escrow in accordance with the terms and conditions of such Escrow Agreement.


                                   ARTICLE II
               REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

               Except as disclosed in the disclosure schedule attached hereto which has been executed by an officer of the Company on behalf of the Shareholders (the "Disclosure Schedule"), each of the Shareholders jointly and severally represent and warrant to Buyer as follows:

               2.1. Corporate Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri. The Company has the corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted, and is qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such qualification necessary, except where the failure to be so licensed or qualified would not (i) individually or in the aggregate have, or reasonably could be expected to have, a material adverse effect on the assets, liabilities, business, financial condition, results of operations or prospects of the Company or the Shares (a "Material Adverse Effect") or (ii) adversely affect the ability of the Company to consummate the transactions contemplated hereby. The copies of the Articles of Incorporation and Bylaws of the Company which have previously been made available to Buyer are true and correct copies of such documents as in effect as of the date of this Agreement.

               2.2. Capitalization.

                    (a) The authorized capital stock of the Company consists of 3,000,000 shares of Common Stock, par value $0.01 per share of which 839,940 shares are issued and outstanding. All of the Shares were duly authorized and validly issued and are fully paid and nonassessable and are free of any liens or encumbrances created by or resulting from the actions of the Company, and are not subject to preemptive rights or rights of first refusal created by statute, the Articles of Incorporation or Bylaws of the Company or any agreement to which the Company is a party or by which it is bound except as disclosed in Section 2.2(a) of the Disclosure Schedule. All of the Shares were issued in compliance with all applicable federal and state securities laws. There are no shares of capital stock of the Company issued or outstanding, other than the Shares; and there are no outstanding options, warrants, rights, contracts, agreements, commitments, understandings or arrangements by which the Company or may be bound or obligated to issue any additional shares of its capital stock or any security convertible thereto or exchangeable therefor or to repurchase any outstanding Shares. There are no amounts owed to any person by the Company as a result of any repurchase or redemption by the Company of its Common Stock.

                    (b) Shareholders own all the Shares free and clear of all liens, encumbrances, rights, charges and assessments of every nature and no such Shares are subject to any restriction on transferability. Shareholders have not granted any option, warrant or right to purchase or acquire any of the Shares nor have Shareholders entered into any contract, agreement, commitment, understanding or arrangement relating to the Shares, or by which Shareholders are or may be bound or obligated to transfer or dispose of any of the Shares. No Shareholder has been married since formation of Company except to the persons signing Spousal Consents to this Agreement.

                    (c) Shareholders shall transfer to Buyer hereunder good and marketable legal and beneficial title to the Shares, free and clear of all liens, encumbrances, rights, charges and assessments of any nature whatsoever.

                    (d) There are no outstanding proxies, shareholders' agreements, voting trusts or other agreements of any kind whatsoever restricting, controlling, directing or otherwise affecting the voting of the Shares.

                    (e) Except for STF Technologies Limited, a corporation formed under the laws of England and Wales ("Subsidiary"), the Company does not presently own or control, directly or indirectly, and has no stock or other interest as owner or principal in, any other corporation, partnership, limited liability company, joint venture, business, trust, association or other business venture or entity. The Subsidiary is duly organized and existing in good standing under the laws of the jurisdiction of its incorporation and has the corporate power to own its properties and carry on its business as now conducted, and except as disclosed in Section 2.2(e) of the Disclosure Schedule, is not required to be qualified to do business in any other jurisdiction. The Company directly owns all of the outstanding shares of capital stock of the Subsidiary, free and clear of all liens, claims and encumbrances and there are no existing options, warrants, calls or commitments of any kind relating to the authorized and unissued capital stock of the Subsidiary. The Disclosure Schedule contains complete and correct copies of each Subsidiary's Charter and Bylaws as presently in effect. All references to the Company in the representations and warranties in this Article II shall include the Subsidiary.

               2.3. Authority; No Violation.

                    (a) The Company has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Company. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by shareholders representing one hundred percent of the outstanding shares of the Company's





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

capital stock. No other corporate proceedings on the part of the Company are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement and all other agreements and documents to be entered into in connection herewith have been duly and validly executed and delivered by the Company and each of the Company Shareholders and (assuming due authorization, execution and delivery by Buyer) constitute valid and binding obligations of the Company and each of the Company Shareholders, enforceable against the Company and each of the Company Shareholders in accordance with their respective terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

                    (b) Shareholders have the power and authority to enter into this Agreement and to perform their obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Shareholders and constitutes a legal, valid and binding obligation of the Shareholders, enforceable against the Shareholders in accordance with the terms hereof.

                    (c) Except as set forth in Section 2.3(b) of the Disclosure Schedule, neither the execution and delivery of this Agreement by the Company and each of the Shareholders, nor the consummation by the Company and each of the Shareholders of the transactions contemplated hereby, nor compliance by the Company and each of the Shareholders with any of the terms or provisions hereof, will (i) violate any provision of the Articles of Incorporation or Bylaws of the Company, or (ii) assuming that the consents and approvals referred to in Section
2.4 hereof are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of the Shareholders or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of the Company or any of the Shareholders under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of the Shareholders is a party, or by which the Company or any of the Shareholders or any of their respective properties or assets may be bound or affected.

               2.4. Consents and Approvals. No consents or approvals orders or authorizations of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a "Governmental Entity") or with any third party are necessary with respect to the Company or any of the Company Shareholders in connection with (1) the execution and delivery of this Agreement and (2) the consummation of the purchase of the Shares and the other transactions contemplated hereby.

               2.5. Financial Statements. Set forth in Section 2.5 of the Disclosure Schedule are true and correct copies of an audited consolidated balance sheet ("Balance Sheet") of the Company and Subsidiary at December 31, 1998 (the "Balance Sheet Date"), and the related consolidated statements of operations, shareholders' equity and cash flows for the fiscal year then ended (collectively, the "Financial Statements"). Such Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated and with each other. The Financial Statements (a) are complete and correct in all material respects, (b) are in accordance with the Company's books and records, and (c) fairly present the financial condition and operating results of the Company as of the dates, and for the periods indicated therein. Except as disclosed in the Financial Statements, the Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation. The books and records of the Company have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements.

               2.6. Absence of Undisclosed Liabilities. The Company has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Balance Sheet, (ii) those incurred in the ordinary course of business and not required to be set forth in the Balance Sheet under GAAP, (iii) those incurred in the ordinary course of business since the Balance Sheet Date and consistent with past practice, and (iv) those incurred in connection with the execution of this Agreement. Since January 1, 1999 the Company has operated the business in the ordinary course of business consistent with past practices and has used the line of credit with the State Bank of Missouri only to provide working capital for the business consistent with past practices.

               2.7. Absence of Certain Changes or Events. Except as disclosed in
Section 2.7 of the Disclosure Schedule, since the Balance Sheet Date, the Company has conducted its business in the ordinary course consistent with past practice, and except as contemplated by this Agreement, there has not occurred
(i) any purchase or other acquisition of, sale, lease, disposition, or other transfer of, or mortgage, pledge or subjection to any material encumbrance or lien on, any material asset, tangible or intangible, of the Company, other than in the ordinary course of business; (ii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company or any revaluation by the Company of any of its assets;
(iii) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of the Company Common Stock, or any split-up or other recapitalization in respect of the Company Common Stock, or any direct or indirect redemption, purchase or other acquisition by the Company of any shares of Company Common Stock; (iv) any material contract entered into by the Company, other than in the ordinary course of business and as provided to Buyer, or any amendment or termination of, or default under, any material contract to which the Company is a party or by which it is bound; (v) any amendment or change to the Articles of Incorporation or Bylaws of the Company;
(vi) any increase in or modification of the compensation or benefits payable or to become payable by the Company to any of its directors or employees; (vii) any issuance, transfer, sale or pledge by the Company of any shares of Company Common Stock or other securities or of any commitment, option, right or privilege under which the Company is or may become obligated to issue any shares of Company Common Stock or other securities; (viii) any indebtedness for borrowed money incurred by the Company, except such as may have been incurred or entered into in the ordinary course of business not exceeding $10,000; (ix) any loan made or agreed to be made by the Company, nor has the Company become liable or agreed to become liable as a guarantor with respect to any loan; (x) any waiver or compromise by the Company of any right or rights or any payment, direct or indirect, of any material debt, liability or other obligation, other than in the ordinary course of business; (xi) any sale, assignment, or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets, other than in the ordinary course of business;

(xii) any actual or, to the knowledge of the Company, threatened termination or loss of (a) any material contract, lease, license or other agreement to which the Company was or is a party; (b) any certificate, license or other authorization required for the continued operation by the Company of any portion of any of its business; or (c) any customer or other revenue source, which termination or loss could reasonably be expected to result in loss of revenues to the Company in excess of $25,000 per year, and the Company has no knowledge of any event (including, without limitation, the transactions contemplated hereby) which could reasonably be expected to result in any such termination or loss; (xiii) any resignation or termination of employment of any key officer or key employee of the Company to the knowledge of the Company, any impending resignation or termination of employment of any such officer or employee; (xiv) any negotiation or agreement by the Company to do any of the things described in the preceding clauses (i) through (xiii) (other than negotiations with Buyer and its representatives regarding the transactions contemplated by this Agreement); or (xv) any other event or circumstance that will have or could reasonably be expected to have a Material Adverse Effect on the Company.

               2.8. Legal Proceedings. Except as set forth in Section 2.8 of the Disclosure Schedule, there are no legal actions, suits, arbitrations or other legal, administrative or governmental proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or its properties, assets or business or the Shares in which an unfavorable outcome, ruling or finding would have a Material Adverse Effect and neither the Company nor any of the Shareholders is aware of any facts which might result in or form the basis for any such action, suit or other proceeding or which would challenge the validity or propriety of the transactions contemplated by this Agreement. The Company is not in default with respect to any judgment, order or decree of any court or any governmental agency or instrumentality which would have a Material Adverse Effect. The foregoing includes, without limiting the generality thereof, actions pending, threatened or involving the prior employment of any of the Company's employees or their use in connection with the Company's business of any information or techniques allegedly proprietary to a former employee.

               2.9. Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon the Company which has or could reasonably be expected to have the effect of prohibiting or materially impairing any current or future business practice of the Company, any acquisition of property by the Company, the ability of the Company to compete with any other person or the conduct of business by the Company as currently conducted or as proposed to be conducted by the Company.

               2.10. Governmental Authorization. The Company has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which the Company currently operates or holds any interest in any of its properties or
(ii) that is required for the operation of the Company's business or the holding of any such interest ((i) and (ii) herein collectively called the "Company Authorizations"), and all of such Company Authorizations are in full force and effect, except where the failure to obtain or have any such Company Authorizations could not reasonably be expected to have a Material Adverse Effect on the Company.

               2.11. Title and Condition of Personal Property. The Company has good and marketable title to all of its personal property reflected in the Balance Sheet or acquired after the

Balance Sheet Date (other than property sold or otherwise disposed of since the Balance Sheet Date in the ordinary course of business), free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character or claims thereto, except (i) the lien of current taxes not yet due and payable,
(ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties and (iii) liens securing debt which is reflected on the Balance Sheet. The plant, property and equipment of the Company that is used in the operations of its business are in all material respects in good operating condition and repair. All properties used in the operations of the Company are reflected in the Balance Sheet to the extent GAAP require the same to be reflected.

               2.12. Real and Leased Property.

                     (a) The Company does not own any fee simple interest in real property. The Company does not lease or sublease any real property other than as set forth on Section 2.12 of the Disclosure Schedule. Section 2.12 of the Disclosure Schedule sets forth the street or other identifying address of each parcel of real property leased or subleased by the Company (the "Leased Property"). The Company has previously delivered to Buyer a true and complete copy of all of the lease and sublease agreements, as amended to date (the "Leases") relating to the Leased Property. The Company enjoys a peaceful and undisturbed possession of the Leased Property. All improvements located on the Leased Property are in a state of good maintenance and repair and in a condition adequate and suitable for the effective conduct therein of the business conducted and proposed to be conducted by the Company. No person other than the Company has any right to use or occupy any part of the Leased Property. The Leases are valid, binding and in full force and effect, all rent and other sums and charges payable thereunder are current, no notice of default or termination under any of the Leases is outstanding, no termination event or condition or uncured default on the part of the Company or, on the part of the landlord or sublandlord, as the case may be, thereunder, exists under the Leases, and no event has occurred and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default or termination event or condition. In the event that any of the Leases is a sublease, the Company, as sublessee or sublessor, as the case may be, has obtained the required consent of the prime landlord to such sublease, and such prime lease is in full force and effect, there arc no outstanding uncured notices of default or termination, and no right of the Company in any such sublease conflicts with such prime lease. There are no subleases, licenses or other agreements granting to any person other than the Company any right to the possession, use, occupancy or enjoyment of the premises demised by the Leases. All of the premises are used in the conduct of the Company's business.

                     (b) The heating, ventilation, air conditioning, plumbing and electrical systems at the Leased Property are in good working order and repair on the date hereof and will be in good working order and repair on the Closing Date. The Company has not experienced any material interruption in the services provided to any of the Premises within the last six (6) months. To the best knowledge of the Shareholders, no landlord under the Leases has any plans to make any material alterations to any of the Leased Property, the construction of which would interfere with the use of any portion of the Leased Property. To the best knowledge of the Shareholders, no landlord under the Leases has any plans to make any material alterations to any of the buildings in which Leased Property is located, the costs of which alterations would be borne in any part by a tenant under the applicable Lease.

                     (c) Section 2.12 of the Disclosure Schedule sets forth all material permits, licenses, franchises, approvals and authorizations (collectively, the "Real Property Permits") of all Governmental Entities having jurisdiction over each Leased Property and from all insurance companies and fire rating and other similar boards and organizations (collectively, the "Insurance Organizations"). All such Real Property Permits required or appropriate have been lawfully issued to the Company to enable each Leased Property to be lawfully occupied and used for all of the purposes for which they are currently occupied and useful and are, as of the date hereof, in full force and effect. The Company has not received or been informed by a third party of the receipt by it of any notice from any Governmental Entity having jurisdiction over any Leased Property or from any Insurance Organization threatening a suspension, revocation, modification or cancellation of any Real Property Permit or of any insurance policies and, to the best knowledge and belief of the Company there is no basis for the issuance of any such notice or the taking of any such action. No action is required in order for all Real Property Permits and liability and casualty insurance policies required under any of the Leases to remain Real Property Permits and insurance policies of the Company.

                     (d) The Company has not received any notice nor has it any knowledge of any pending, threatened or contemplated condemnation proceeding affecting any Leased Property or any part thereof.

                     (e) There are no liabilities (other than rent and other sums and charges regularly payable) associated with any of the Leases including, without limitation, any liability under any Environmental Law or regulation, which is or which may become payable by the Company.

               2.13. Intellectual Property Rights.

                     (a) Section 2.13(a) of the Disclosure Schedule sets forth an accurate and complete description of (i) all foreign and domestic patents, patent applications, patent rights, trademarks, service marks, trade names, brands and copyrights of the Company which are registered or issued or for which registration or issuance is pending with any Governmental Entity specifying as to each such item, as applicable, the jurisdiction(s) by or in which such patent, trademark or copyright has been issued or registered or in which an application for such issuance or registration has been filed or proposed, including the registration or application number; (ii) all foreign and domestic franchises, licenses, sublicenses, contracts and agreements pursuant to which any person other than the Company is authorized to use any foreign and domestic patents, patent rights, trademarks, trade names, service marks, brands, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material ("Intellectual Property") owned by the Company; and (iii) all foreign and domestic franchises, licenses, sublicenses, contracts and agreements, other than shrink-wrap software licenses, pursuant to which the Company is authorized to use any such Intellectual Property not owned by the Company ("Third Party Intellectual Property Rights") including, with respect to (ii) or (iii), the identity of all parties thereto, a description of the nature and subject matter thereof, the royalty provided and the term thereof.

                     (b) Except as set forth in Section 2.13(b) of the Disclosure Schedule, the Company owns or has the right to use, pursuant to franchise, license, sublicense, contract, agreement, or permission, all of the Intellectual Property necessary for the conduct of its business as currently conducted or as proposed to be conducted by the Company. All applicable fees, royalties and other amounts due and payable by the Company to any person or to the Company by any person in respect of such Intellectual Property have been paid. The Company has taken all reasonably necessary and desirable action to maintain and protect the Intellectual Property that it owns or has the right to use.

                     (c) Except for third party licenses listed in Section 2.13(c) of the Disclosure Schedule, the Company is the sole and exclusive owner of its Intellectual Property including, but not limited to, those listed or described on the Disclosure Schedule, or has the right to the use thereof for the material covered thereby in connection with the services or products in respect to which they have been or are now being used.

                     (d) Except as set forth in Section 2.13(d) of the Disclosure Schedule, (i) the Company is not the subject of any pending litigation or, to the Shareholders' best knowledge, any claim regarding infringement of or misappropriation or misuse of any Intellectual Property of the Company or other tangible right of any other person, (ii) none of the Shareholders after reasonable inquiry has knowledge of any such infringement, whether or not claimed by any other person, (iii) none of the Shareholders after reasonable inquiry has knowledge of any infringement by any other person of the Intellectual Property of the Company, and (iv) none of the Shareholders after reasonable inquiry has knowledge of any facts or circumstances which would reasonably be anticipated to result in any such litigation or claim or which would reasonably lead the Company to conclude that the continued operation and conduct of any aspect of its business would result in any such litigation or claim. To the best knowledge of the Shareholders, except as set forth in Section 2.13(d) of the Disclosure Schedule, there is no other person that is operating under or otherwise using any name confusingly similar with any trade names, trademarks, service names, service marks or logos included in the Intellectual Property owned by the Company. To the best knowledge of the Shareholders, no Intellectual Property licensed by the Company from a third party is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by the Company. Except as set forth in Section 2.13(d) of the Disclosure Schedule, no Intellectual Property of the Company is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by the Company. Except as set forth in Section 2.13(d) of the Disclosure Schedule, the Company has not entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property.

                     (e) Except as set forth in Section 2.13(e) of the Disclosure Schedule, to the best knowledge of the Shareholders, there has been no unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of the Company, any trade secret material to the Company, or any Intellectual Property right of any third party to the extent licensed by or through the Company, by any third party, including any employee or former employee of the Company.

                     (f) The Company is not nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Intellectual Property or Third Party Intellectual Property Rights.

                     (g) Except as set forth in Section 2.13(g) of the Disclosure Schedule, to the best of the Shareholders' knowledge after reasonable inquiry, no material trade secrets included in the Intellectual Property of the Company have been disclosed by the Company to any person other than employees, agents and representatives of the Company or Buyer. The Company has taken such reasonable measures as is appropriate to protect all of its trade secrets, including securing valid written assignments from all consultants and employees who contributed to the creation or development of Intellectual Property of the rights to such contributions that the Company does not already own by operation of law.

                     (h) Except for obligations that arise under the common law of the appropriate jurisdiction, to the best of the Shareholders' knowledge, neither the Company nor its employees has, other than confidentiality and other agreements assigning inventions made prior to their employment with the Company, any written agreements or arrangements with former employers of such employees relating to trade secrets of such employers, the assignment of inventions of such employers, or such employee's engagement in activities competitive with such employers. Except for obligations that arise under the common law of the appropriate jurisdiction, to the best of the Shareholders' knowledge, the activities of such employees on behalf of the Company do not violate any agreements or arrangements known to the Company which any such employees have with former employers.

               2.14. Taxes.

                     (a) Except as set forth in Section 2.14(a) of the Disclosure Schedule, the Company has duly and timely filed (including applicable extensions granted without penalty) all material Tax Returns (as hereinafter defined) required to be filed at or prior to the Closing, and such Tax Returns are true and correct in all material respects, except where failure to do so would not have a Material Adverse Effect and the Company paid in full or made adequate provision in the financial statements of the Company (in accordance with GAAP) for all material Taxes (as hereinafter defined) shown to be due on such Tax Returns except where failure to do so would not have a Material Adverse Effect. Except as set forth in Section 2.14(a) of the Disclosure Schedule, as of the date hereof (i) the Company has not requested any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed and no request for waivers of the time to assess any Taxes are pending or outstanding, (ii) no claim for Taxes has become a lien against the property of the Company or is being asserted against the Company other than liens for Taxes not yet due and payable, (iii) no audit of any Tax Return of the Company is being conducted by a Tax authority, (iv) no extension of the statute of limitations on the assessment of any Taxes has been granted to the Company and is currently in effect, and (v) there is no agreement, contract or arrangement to which the Company is a party that may result in the payment of any amount that would not be deductible by reason of Sections 280G, 162 or 404 of the Code. The Company has not been nor will it be required to include any adjustment in taxable income for any Tax period (or portion thereof) pursuant to
Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Closing.

                     (b) For the purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to income, excise, property, sales, use, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penal-ties or additions attributable thereto. For purposes of this Agreement, "Tax Return" shall mean any return, report, information return or other document (including any related or supporting information) with respect to Taxes.

               2.15. Environmental Matters.

                     (a) The following terms shall be defined as follows:

                         (i)   "Environmental and Safety Laws" shall mean any
federal, state or local laws, ordinances, codes, regulations, rules, policies and orders that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants, or which are intended to assure the safety of employees, workers or other persons, including the public.

                         (ii)  "Hazardous Materials" shall mean any toxic or
hazardous substance, material or waste or any pollutant or contaminant, or infectious or radioactive substance or material, including without limitation, those substances, materials and wastes defined in or regulated under any Environmental and Safety Laws.

                         (iii) "Property" shall mean all real property leased or
owned by the Company either currently or in the past.

                         (iv)  "Facilities" shall mean all buildings and
improvements on the Property of the Company.

                     (b) The Company represents and warrants as follows: (i) to the Shareholders' best knowledge, no methylene chloride or asbestos is contained in or has been used at or released from the Facilities; (ii) all Hazardous Materials and wastes disposed of by the Company have been disposed of in accordance with all Environmental and Safety Laws; (iii) the Company has received no notice (oral or written) of any noncompliance of the Facilities or its past or present operations with Environmental and Safety Laws; (iv) no notices, administrative actions or suits are pending or, to the Shareholders' best knowledge, threatened relating to a violation of any Environmental and Safety Laws; (v) the Company has not been notified that it is a potentially responsible party under the federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), or state analog statute, arising out of events occurring prior to the Closing Date; (vi) to the Shareholders' best knowledge, there have not been in the past, and are not now, any Hazardous Materials on, under or migrating to or from the Facilities or Property; (vii) to the Shareholders' best knowledge, there have not been in the past, and are not now, any underground tanks or underground improvements at, on or under the Property including without limitation, treatment or storage tanks, pumps, or water, gas or oil wells; (viii) to the Shareholders' best knowledge, there are no polychlorinated biphenyls ("PCBs") deposited, stored, disposed of or located on the Property or Facilities or any equipment on the Property containing PCBs at levels in excess of 50 parts per million; (ix) to the

Shareholders' best knowledge, there is no formaldehyde on the Property or in the Facilities, nor any insulating material containing urea formaldehyde in the Facilities; (x) the Company's uses of and activities within the Facilities have at all times complied with all Environmental and Safety Laws; and (xi) the Company has all the permits and licenses required to be issued and are in full compliance with the terms and conditions of those permits.

               2.16. Major Customers and Suppliers; Supplies. Buyer has been provided with a list of the ten (10) largest customers (measured by dollar volume) of the Company and all suppliers of significant goods or services to the Company for the period ended December 31, 1998. Section 2.16 of the Disclosure
Schedule identifies those suppliers of significant goods or services with respect to which alternative sources of supply are not readily available on comparable terms and conditions. Except as indicated in Section 2.16 of the Disclosure Schedule, all supplies and services necessary for the conduct of the business of the Company as presently conducted, may be obtained from alternate sources on terms and conditions comparable to those presently available to the Company, and no facts, circumstances or conditions exist which create a reasonable basis for believing that the Company will be unable to continue to procure the supplies and services necessary to conduct its business on substantially the same terms and conditions as such supplies and services are currently procured. There has not been, and there will not be, any adverse change in the relations of the Company or its Subsidiary with its customers, suppliers, contractors, licenser and lessors, as a result of the announcement or consummation of the transactions contemplated by this Agreement.

               2.17. List of Accounts. Set forth in Section 2.17 of the Disclosure Schedule is: (a) the name and address of each bank or other institution in which the Company maintains an account (cash, securities or other) or safe deposit box; (b) the name and phone number of the contact person at such bank or institution and (c) the account number of the relevant account and a description of the type of account.

               2.18. Employment Agreements. Except as set forth in Section 2.18 of the Disclosure Schedule, there are no employment, consulting, severance or indemnification arrangements, agreements or understandings between the Company and any officer, director, consultant or employee including, without limitation, any contracts to employ executive officers, any severance, change in control or similar arrangements with any officers, employees or agents of the Company that will result in any obligation (absolute or contingent) of the Company to make any payment to any officer, employee or agent of the Company following either the consummation of the transactions contemplated hereby, termination of employment, or both ("Company Employment Agreements").

               2.19. ERISA.

                     (a) Section 2.19(a) of the Disclosure Schedule lists, with respect to the Company and any trade or business (whether or not incorporated) which is treated as a single employer with the Company (an "ERISA Affiliate") within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), (ii) each loan to a non-officer employee in excess of $10,000, loans to officers and directors and any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code

Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs or arrangements, (iii) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements, (iv) other fringe or employee benefit plans, programs or arrangements that apply to senior management of the Company and that do not generally apply to all employees, and (v) any current or former employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of the Company of greater than $10,000 remain for the benefit of, or relating to, any present or former employee, consultant or director of the Company (together, the "Company Employee Plans").

                     (b) The Company has furnished to Buyer a copy of the Company Employee Plans and related plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and, to the extent still in its possession, any material employee communications relating thereto) and has, with respect to each Company Employee Plan which is subject to ERISA reporting requirements, provided copies of the Form 5500 reports filed for the last three plan years. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favor-able determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has applied to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination. The Company has also furnished Buyer with the most recent Internal Revenue Service determination letter issued with respect to each such Company Employee Plan, and nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any Company Employee Plan subject to Code Section 401(a).

                     (c) (i) Except as disclosed in Section 2.19(c) of the Disclosure Schedule, none of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person; (ii) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Company Employee Plan;
(iii) each Company Employee Plan has been administered substantially in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), and the Company and each ERISA Affiliate have performed all obligations required to be performed by them under, are not in any respect in default under or violation of, and have no knowledge of any default or violation by any other party to, any of the Company Employee Plans; (iv) neither the Company nor any ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Company Employee Plans, other than obligations for the payment of benefits in the normal operation of the Plan; (v) all material contributions required to be made by the Company and ERISA Affiliate to any Company Employee Plan have been made on or before their due dates and any accruals required by GAAP for contributions to each Company Employee Plan for the current plan years are reflected on the financial statements of the Company; (vi) with respect to each Company Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30)-day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in
Section 4062, 4063 or 4041 or

ERISA has occurred; and (vii) none of the Company nor any ERISA Affiliate have incurred or expects to incur any liability under Title IV of ERISA or Section 412 of the Code. With respect to each Company Employee Plan subject to ERISA as either an employee pension plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, the Company has prepared in good faith and timely filed all requisite governmental reports (which were true and correct as of the date filed) and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Company Employee Plan. No suit, administrative proceeding, action or other litigation has been brought, or to the best knowledge of the Company is threatened, against or with respect to any such Company Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor. None of the Company nor any other ERISA Affiliate are a party to, or have made any contribution to or otherwise incurred any obligation under, any "multiemployer plan" as defined in Section 3(37) of ERISA.

                     (d) With respect to each Company Employee Plan, the Company has complied with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and the proposed regulations thereunder and (ii) the applicable requirements of the Family Leave Act of 1993 and the regulations thereunder.

                     (e) The consummation of the transactions contemplated by this Agreement will not entitle any current or former employee or other service provider of the Company or any other ERISA Affiliate to severance benefits or any other payment, except as vesting, or increase the amount of compensation due any such employee or service provider.

                     (f) Except as disclosed in Section 2.19(f) of the Disclosure Schedule, there has been no amendment to, written interpretation or announcement (whether or not written) by the Company or other ERISA Affiliate relating to, or change in participation or coverage under, any Company Employee Plan which would increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in the Company's financial statements.

               2.20. Labor Matters. Except as set forth in Section 2.20 of the Disclosure Schedule, (a) the Company is not a party to or otherwise bound by or threatened by with any collective bargaining agreement or other labor union contract and currently there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect the Company; (b) there are no controversies, strikes, slowdowns, work stoppages or labor disturbances pending or threatened between the Company and any of its employees, and the Company has not experienced any such controversy, strike, slowdown, work stoppage or labor disturbances within the past three years; (c) the Company has not breached or otherwise failed to comply with the provisions of any collective bargaining or union contract and there are no grievances outstanding against the Company under any such agreement or contract; (d) there are no unfair labor practice complaints pending against the Company before the National Labor Relations Board or any other Governmental Entity or any current union representation questions involving employees of the Company; (e) there are no pending claims against the Company under any workers' compensation plan or policy or for long-term disability; (f) the Company does not have any obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder; (g) the Company is currently in compliance with all applicable Laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Entity and has withheld and paid to the appropriate Governmental Entity or is holding for payment not yet due to such Governmental Entity all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing; (h) the Company has paid in full to all their respective employees or adequately accrued for in accordance with GAAP all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, including all compensation owing and due for over-time work; (i) the Company has provided its employees with all relocation benefits, stock options, bonuses and incentives, and all other compensation that such employee has earned up through the date of this Agreement or that such employee was otherwise promised in their employment agreements with the Company;
(j) there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or threatened before any Governmental Entity with respect to any Persons currently or formerly employed by the Company; (k) the Company is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices; (l) there is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or threatened with respect to the Company; (m) there is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Entity in any jurisdiction in which the Company has employed or currently employs any Person; (n) the Company is in compliance with the requirements of the Americans With Disabilities Act; and (o) the Company is in compliance with the requirements of the Workers Adjustment and Retraining Notification Act ("WARN") and have no liabilities pursuant to WARN.

               Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any severance benefits or any other payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any current or former director, employee or other service provider of the Company or any other ERISA Affiliate, (ii) increase any benefits otherwise payable by the Company or (iii) result in the acceleration of the time of payment or vesting of any such benefits, or increase in the amount of compensation of benefits due any such person.

               2.21. Contracts and Commitments. Section 2.21 of the Disclosure Schedule contains a complete and accurate list of all contracts and agreements (including, without limitation, oral and informal arrangements) of the following categories to which the Company is a party or by which it is bound as of the date of this Agreement.

                     (a) labor contracts or collective bargaining agreements;

                     (b) material manufacturing, distribution, franchise, license, sales, agency or advertising contracts;

                     (c) contracts which require the payment in excess of $25,000 per year for (i) the purchase of inventory, material, supplies or equipment which are not cancelable (without material penalty, cost or other liability) within one (1) year, (ii) management, consulting, service or other similar contracts, (iii) advertising or marketing agreements or arrangements, and (iv) other contracts made in the ordinary course of business involving annual expenditures or liabilities in excess of $25,000 which are not cancelable (without material penalty, cost or other liability) within ninety (90) days, other than purchase orders made in the ordinary course of business consistent with past practice;

                     (d) promissory notes, loans, agreements, indentures, evidences of indebtedness or other instruments proving for the lending of money, whether as borrower, lender or guarantor, in excess of $25,000;

                     (e) contracts (other than Leases) containing covenants limiting the freedom of the Company to engage in any line of business or compete with any Person or operate at any location;

                     (f) joint venture or partnership agreements or joint development or similar agreements;

                     (g) agreement, contract or other arrangement with (i) the Company or any affiliate of the Company or (ii) any current or former officer, director or employee of the Company or any affiliate of the Company;

                     (h) lease or similar agreement with any person under which
(i) the Company is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible property owned by any person or (ii) the Company is a lessor or sublessor of, or makes available for use by any person, any tangible personal property owned or leased by the Company, in any such case which has an aggregate future liability or receivable, as the case may be, in excess of $25,000 and is not terminable by the Company by notice of not more than sixty
(60) days for a cost of less than $10,000;

                     (i) material license, option or other agreement relating in whole or in party to the Intellectual Property described in Section 2.13 (including any license or other agreement under which the Company is license or licensor of any such Intellectual Property);

                     (j) contracts or other instrument (including so-called take-or-pay or keepwell agreements) under which (i) any person has directly or indirectly guaranteed indebtedness, liabilities or obligations of the Company or
(ii) the Company has directly or indirectly guaranteed indebtedness, liabilities or obligations of any person (in each case other than endorsements for the purpose of collection in the ordinary course of business);

                     (k) contracts or other instruments under which the Company has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any person involving aggregate payments in excess of $25,000;

                     (l) mortgage, pledge, security agreement, deed of trust or other instrument granting a lien or other encumbrance upon any property of the Company;

                     (m) agreement or instrument involving aggregate payments in excess of $25,000 providing for indemnification of any person with respect to liabilities relating to any current or former business of the Company, or any predecessor person;

                     (n) contract for the acquisition, sale or lease of any assets or capital stock or other ownership interests outside the ordinary course of the business or involving aggregate payments in excess of $25,000 or to effect any merger of the Company; and

                     (o) any exclusive retainer agreement or arrangement with attorneys, accountants, actuaries, appraisers, investment bankers or other professional advisors.

                     (p) any voting agreement, right of first refusal or other agreement binding, restricting or otherwise relating to the Shares.

               True copies of the written contracts identified in Section 2.21 of the Disclosure Schedule have been delivered or made available to Buyer.

               2.22. Absence of Breaches or Defaults. The Company is not and, to the knowledge of the Company, no other party is, in default under, or in breach or violation of, any contract identified on Section 2.21 of the Disclosure Schedule and, to the knowledge of the Shareholders, no event has occurred which, with the giving of notice or passage of time or both would constitute a default under any contact identified on Section 2.21 of the Disclosure Schedule, except for defaults, breaches, violations or events which, individually or in the aggregate, would not have a Material Adverse Effect on the Company. Other than contracts which have terminated or expired in accordance with their terms, each of the contracts identified on Section 2.21 of the Disclosure Schedule is valid, binding and enforceable in accordance with its terms (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered on a proceeding in equity or at law) and an implied covenant of good faith and fair dealing) and is in full force and effect, and assuming all consents required by the terms thereof or applicable law have been obtained, such contracts will continue to be valid, binding and enforceable in accordance with their respective terms and in full force and effect immediately following the consummation of the transactions contemplated hereby, in each case except where the failure to be valid, binding, enforceable and in full force and effort would not, individually or in the aggregate, have a Material Adverse Effect on the Company. No event has occurred which either entitles, or would, on notice or lapse of time or both, entitle the holder of any indebtedness for borrowed money affecting the Company (except for the execution or consummation of this Agreement) to accelerate, or which does accelerate, the maturity of any indebtedness affecting the Company, except as set forth in Section 2.22 of the Disclosure Schedule.

               2.23. Interested Party Transactions. Except as set forth in
Section 2.23 of the Disclosure Schedule, the Company is not indebted to any director, officer, employee or agent of the Company (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to the Company.

               2.24. Compliance with Applicable Law. The Company holds, and has at all times held, all licenses, franchises, permits and authorizations which
(a) are necessary for it to
engage in the business currently conducted by it and (b) if not possessed by the Company would have a Material Adverse Effect. The Company has complied with and is not in default in any respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to the Company except where the failure to do so would not have a Material Adverse Effect and the Company has not received notice of any violations of any of the above.

               2.25. Insurance. Section 2.25 of the Disclosure Schedule sets forth a true and complete list of all insurance policies providing insurance coverage of any nature to the Company. Such policies are sufficient for compliance by the Company with all requirements of law and all material agreements to which the Company is a party or by which any of their assets are bound. All of such policies are in full force and effect and are valid and enforceable in accordance with their terms, and the Company has complied with all material terms and conditions of such policies, including premium payments. None of the insurance carriers has indicated to the Company an intention to cancel any such policy. The Company does not have any claim pending against any of the insurance carriers under any of such policies and there has been no actual or alleged occurrence of any kind which may give rise to any such claim.

               2.26. Brokers. Neither the Company nor any of its officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement.

               2.27. Minute Books. Except as set forth in Section 2.27 of the Disclosure Schedule, the minute books of the Company made available to Buyer contain a complete and accurate summary of all meetings of directors and shareholders or actions by written consent since the time of incorporation of the Company through the date of this Agreement, and reflect all transactions referred to in such minutes accurately.

               2.28. Accounts Receivable and Inventory. Except as set forth in
Section 2.28 of the Disclosure Schedule, subject to any reserves set forth on the Balance Sheet, the accounts receivable shown on the Balance Sheet represent and will represent bona fide claims arising in the ordinary course of business against debtors for sales and other charges, and are not subject to discount except for normal cash and immaterial trade discounts. Such accounts receivable are collectible and will be collectible by the Company in the ordinary course of business. The amount carried for doubtful accounts and allowances disclosed in the Reference Balance Sheet is sufficient to provide for any losses which may be sustained on realization of the receivables. The inventory reflected on the Balance Sheet in quantity and quality is fully usable and salable in the ordinary course of business at no less than book value within the next three (3) years.

               2.29. Employees. Section 2.29 of the Disclosure Schedule contains the names, job descriptions and annual salary rates and other compensation of all non-corporate officer employees of the Company. A list of all employee policies, employee manuals or other written statements of rules or policies as to working conditions, vacation and sick leave, a complete copy of each of which has been made available to Buyer.

               2.30. Board and Shareholder Approval. The Board of Directors of the Company has unanimously approved this Agreement and the sale of the Shares and all transactions contemplated hereby, and the holders of one hundred percent of the outstanding Company

Common Stock have unanimously approved this Agreement and all transactions contemplated hereby.

               2.31. Employee Non-Disclosure Agreement. Each employee of the Company has executed and delivered to the Company the standard Employee Non-Disclosure Agreement in the form previously delivered to Buyer.

               2.32. Year 2000 Compliance. The Company has performed all reasonable acts necessary to ensure that it will become Year 2000 Compliant in a timely manner. As used herein, "Year 2000 Compliant" shall mean, that all software, hardware, firmware equipment, goods or systems material to the business operation or financial condition of the Company, will properly perform date sensitive functions before, during and after the year 2000. The Company shall, immediately upon request, provide to Buyer such certifications or other evidence of its compliance with the terms hereof as Buyer may from time to time require.

               2.33. No Misstatements. Neither this Agreement, nor any other document, certificate or written statement prepared by the Company and/or the Shareholders and furnished to Buyer in connection herewith, contain any untrue statement of material fact or omits to state a material fact known to any Shareholder necessary in order to make the statements contained herein and therein not misleading as of the date thereof or hereof. There is no fact known to any Shareholder, in Shareholder's individual capacity or in Shareholder's capacity as an officer and/or director of the Company or the Subsidiary, which adversely affects the business or financial condition or operations of Company considered on a consolidated basis, which has not been set forth in this Agreement or in the Disclosure Schedule.


                                  ARTICLE III
                     REPRESENTATIONS AND WARRANTIES OF BUYER

               Except as set forth in the disclosure schedule attached hereto (the "Buyer Disclosure Schedule") Buyer represents and warrants to the Company as follows:

               3.1. Corporate Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws the State of Delaware. Buyer has the corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted, and is duly qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified would not (i) individually or in the aggregate have, or reasonably could be expected to have, a Material Adverse Effect on Buyer or (ii) adversely affect the ability of Buyer to consummate the transactions contemplated hereby.

               3.2. Corporate Power and Authority. Buyer has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement and all other agreements and documents to be entered into in connection herewith have been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by the

Company and the Shareholders) constitute the legal, valid and binding obligations of Buyer enforceable against it in accordance with its terms except as enforcement may be limited to general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

               3.3. Capitalization of Buyer.

                    (a) As of December 31, 1998, Buyer's authorized capital stock consisted solely of (i) 20,000,000 shares of Common Stock, of which (a) 14,074,698 shares were issued and outstanding, (b) no shares were issued and held in treasury (which does not include the shares reserved for issuance set forth in clause (c) below and no shares were held by Subsidiaries of Buyer and
(c) 1,163,066 shares were reserved for issuance upon the exercise of outstanding options and no shares were reserved for issuance upon the conversion or exchange of convertible or exchangeable securities granted or issued by Buyer; and (ii) 5,000,000 shares of Preferred Stock of which no shares were issued and outstanding. Each outstanding share of Common Stock is, and all shares of New Stock to be issued in connection with the purchase of the Shares will be, duly authorized and validly issued, fully paid and nonassessable, and each outstanding share of Common Stock has not been, and all shares of Common Stock to be issued in connection with the purchase of the Shares will not be, issued in violation of any preemptive or similar rights. As of the date hereof, other than as set forth in Section 3.3 of the Buyer Disclosure Schedule, there are no outstanding subscriptions, options, warrants, calls, commitments, agreements, or obligations of any character calling for the purchase, redemption or issuance, by Buyer of any equity securities of Buyer, nor are there outstanding any securities which are convertible into or exchangeable for any shares of Common Stock and neither Buyer nor any subsidiary ("Subsidiary" or "Subsidiaries") has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities of Buyer, its Subsidiaries or its or their predecessors. Except as set forth in Section 3.3 of the Buyer Disclosure Schedule, Buyer has no agreement, arrangement or understanding to register any securities of Buyer or any of its Subsidiaries under the Securities Act or under any state securities law and has not granted registration rights to any person or entity; copies of all such agreements have previously been provided to the Company.

               3.4. Conflicts; Consents and Approvals. Neither the execution and delivery of this Agreement by Buyer nor the consummation of the transactions contemplated hereby will:

                    (a) conflict with, or result in a breach of any provision of the Certificate of Incorporation (or Articles of Incorporation, as the case may be) or Bylaws of Buyer;

                    (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Buyer or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or otherwise instrument or obligation to which Buyer or any of its Subsidiaries is a party;

                    (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or any of its Subsidiaries or any of their respective properties or assets; or

                    (d) require any action or consent or approval of, or review by, or registration or filing by Buyer or any of its affiliates with, any third party or any Governmental Entity, other than (i) registrations or other actions required under federal and state securities laws as are contemplated by this Agreement or (ii) consents or approvals of any Governmental Entity set forth in
Section 3.4 to the Buyer Disclosure Schedule; except in the case of (b), (c) and
(d) for any of the foregoing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer and its Subsidiaries taken as a whole or a material adverse effect on the ability of the parties to consummate the transactions contemplated hereby.

               3.5. SEC Documents; Buyer Financial Statements. Buyer has furnished or made available to the Shareholders true and complete copies of all reports or registration statements filed by it with the U.S. Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934, as amended (the "Exchange Act") for all periods since January 1, 1998, all in the form so filed (all of the foregoing being collectively referred to as the "SEC Documents"). As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a document subsequently filed with the SEC. The financial statements of Buyer, including the notes thereto, included in the SEC Documents (the "Buyer Financial Statements") comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and present fairly the consolidated financial position of Buyer at the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal audit adjustments). Since January 1, 1998, there has been no change in Buyer accounting policies except as described in the notes to the Buyer Financial Statements.

               3.6. Absence of Certain Changes. Except as set forth in Section
3.6 of the Buyer Disclosure Schedule and except for the transactions expressly contemplated hereby, since the date of the balance sheet included in Buyer's most recently filed Annual Report on Form 10-K filed with the SEC, Buyer and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course consistent with past practices and there has not been any (i) change in Buyer's business, operations, condition (financial or otherwise), results of operations, assets or liabilities, except for changes contemplated hereby or changes which have not, individually or in the aggregate, had a Material Adverse Effect on Buyer, or (ii) condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect on Buyer.

               3.7. Litigation. Except as set forth in Section 3.7 to the Buyer Disclosure Schedule or as disclosed in Buyer's most recently filed Annual Report on Form 10K for the year ended December 31, 1998, there is no suit, claim, action, proceeding or investigation (an "Action") pending or, to the knowledge of Buyer, threatened against Buyer or any of its Subsidiaries which, individually or in the aggregate, would have a Material Adverse Effect on Buyer and its Subsidiaries taken as a whole or a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.

               3.8. Brokers. Neither Buyer nor any stockholder, director, officer or employee thereof has incurred or will incur on behalf of Buyer any brokerage, finder's or similar fee in connection with the transactions contemplated by this Agreement.


                                   ARTICLE IV
                                     CLOSING

               4.1. Closing Time and Place. The closing of the transactions contemplated hereby (the "Closing") shall be held on April 9, 1999 at the offices of Brobeck, Phleger & Harrison LLP, 38 Technology Drive, Irvine, California 92618-5312, or at such other time or such other place as the parties may agree. The date of such Closing is herein referred to as the "Closing Date."
4.2. Delivery by Shareholders or the Company at the Closing.

                    (a) Representations and Warranties; Performance. At the Closing, Shareholders shall deliver to Buyer a certificate dated as of the Closing Date signed by the President of the Company certifying (i) that each of the representations and warranties made by the Shareholders herein are true and correct in all material respects on the Closing Date with the same effect as though made on such date; (ii) the Company and the Shareholders have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed and complied with by the Company and the Shareholders prior to the Closing Date; and (iii) that there has been no material adverse change since the Balance Sheet Date in the business, condition (financial or otherwise) or operations of Company and the Subsidiary or their assets.

                    (b) Books and Records. At the Closing, the Shareholders shall deliver to Buyer (i) the stock books, minute books, corporate seals and other corporate record-keeping documentation of the Company and the Subsidiary;
(ii) certificates representing all outstanding Shares of the Company, free of any restrictive legends, except for transfer restrictions which may be imposed by the Securities Act of 1933, as amended, all stock certificates to be duly endorsed and guaranteed for transfer to Buyer; (iii) such other instruments of transfer as in the opinion of Buyer's counsel shall be necessary or desirable to effectively vest in Buyer good and marketable title to the Shares; and (iv) all other opinions, instruments and documents contemplated by this Agreement.

                    (c) Release of Claims. At the Closing, each Shareholder shall sign and deliver to Buyer a certificate of release ("Release") of all claims or rights of such Shareholder against the Company and the Subsidiary, except for claims or rights arising pursuant to the agreements and documents executed and delivered in connection with the transactions contemplated herein, in the form attached hereto as Exhibit E.

                    (d) Board and Shareholder Approval. At the Closing, Shareholders shall deliver to Buyer evidence that this Agreement and the transactions contemplated hereby have been approved by the Company's Board of Directors and, if such approval is required under applicable law, the Company's shareholders in form reasonably acceptable to Buyer's counsel.

                    (e) Legal Opinion. At the Closing, Buyer shall receive a legal opinion from the Shareholders' and the Company's legal counsel, in substantially the form attached hereto as Exhibit B .

                    (f) Resignation of Directors and Officers. At the Closing, the directors and officers of the Company in office immediately prior to the Closing shall resign as directors and officers of the Company effective immediately following the Closing.

                    (g) Termination of Employment Agreements. Prior to or at the Closing, the Company shall have terminated the employment agreements and shareholder agreements with William R. Wyand and Donald MacCormick.

                    (h) Termination of Bank Line. At the Closing, the State Bank of Missouri shall have executed a termination agreement terminating the line of credit and releasing its security interest in the assets of the Company.

                    (i) Escrow Agreement. At the Closing, the Shareholders shall execute and deliver the Escrow Agreement in the form attached hereto as Exhibit A.

                    (j) Termination of Shareholder Debt. At the Closing, the Evans (and their affiliated businesses) shall execute and deliver termination and release documents canceling and terminating any debt obligations owed by the Company to the Evans or their affiliated companies in form and substance satisfactory to Buyer's counsel.

                    (k) Shareholder Representation Letter. At the Closing, each of the Shareholders shall execute a Shareholder Representation Letter in the form attached hereto as Exhibit F.

               4.3. Delivery by Buyer at the Closing.

                    (a) Representations and Warranties; Performance. At the Closing, Buyer shall deliver to Shareholders a certificate dated as of the Closing Date signed by the President of the Buyer certifying (i) that each of the representations and warranties made by Buyer herein are true and correct in all material respects on the Closing Date with the same effect as though made on such date; and (ii) Buyer that has performed and complied with all agreements, covenants and conditions required by this Agreements to be performed and complied with by Buyer prior to the Closing Date.

                    (b) Purchase Price. At the Closing, Buyer shall pay to the Shareholders the Purchase Price as set forth in Section 1.2.

                    (c) Board Approval. At the Closing, Buyer shall deliver to Shareholders evidence that this Agreement and the transactions contemplated hereby shall have been approved by the Buyer's Board of Directors.

                    (d) Legal Opinion. At the Closing, the Shareholders shall have received a legal opinion from Buyer's legal counsel, in substantially the form attached hereto as Exhibit C.

                    (e) Termination of Bank Line. At the Closing, Buyer shall pay to the State Bank of Missouri the outstanding balance of the amount of the line of credit and the Bank shall have terminated and released the personal guarantee of the Shareholders who are subject to such guarantees.

                    (f) Escrow Agreement. At the Closing, Buyer shall execute and deliver the Escrow Agreement in the form attached hereto as Exhibit A.


                                   ARTICLE V
                              ADDITIONAL AGREEMENTS

               5.1. Company's Auditors. The Shareholders and the Company will use their commercially reasonable efforts to cause the Company's management and its independent auditors to facilitate on a timely basis (i) the preparation of financial statements (including pro forma financial statements if required) as required by Buyer to comply with applicable SEC regulations, and (ii) the review of the Company's audit work papers for up to the past three years, including the examination of selected interim financial statements and data.

               5.2. Press Releases. The parties will consult with each other prior to any public announcement relating to the transactions contemplated by this Agreement and the terms hereof and will mutually and reasonably approve the timing, content and dissemination of any public announcement of the transactions contemplated herein.

               5.3. Confidentiality. Each party will cause its director, affiliates, officers, employees or authorized representatives to hold in strict confidence, and not disclose to any third party, without prior written consent of the other party, all confidential information received by it in connection with the transactions contemplated hereby, except as may be required by applicable law or as otherwise contemplated herein

               5.4. Termination of Bank Line. The Shareholders covenant and agree to cooperate with Buyer and the Company in terminating the line of credit with the State Bank of Missouri. The outstanding balance of the bank line at the Closing shall not exceed $138,950.00, and no further borrowing shall be made after the Closing.

               5.5. Registration Rights. Buyer hereby grants to the Shareholders registration rights to the New Stock pursuant to the Registration Rights Agreement attached hereto as Exhibit D, which agreement shall be executed and delivered at the Closing.

               5.6. Further Assurances. From time to time after the Closing Date, the parties will execute, deliver and acknowledge all such further instruments of transfer and conveyance and will perform all such other acts as any other party may reasonably request to m ore effectively transfer the Shares and the business, assets and properties of the Company to Buyer, and to otherwise carry out the transactions contemplated by this Agreement, including (without limitation) the preparation, execution and filing with regulatory authorities of all documents and instruments and the taking of all other actions in connection with the valid and due conveyance of all right, title and interest in and to the Shares.


                                   ARTICLE VI
                         INDEMNIFICATION AND ESCROW FUND

               6.1. Indemnity and Escrow Fund. The Shareholders shall jointly and severally indemnify and hold harmless Buyer and the Company in respect of any and all Damages (as defined below) that Buyer or the Company incur by reason of any Indemnifiable Items (as defined below). To secure performance of such indemnification obligations, the Escrow Shares shall be deposited with the Escrow Agent in accordance with Section 1.3 hereof. The Escrow Fund shall be available to compensate Buyer and the Company for any loss, expense, liability or other damage, including, without limitation, reasonable attorneys' fees, accountants' fees, and all other reasonable costs and expenses of litigation, investigation, defense or settlement of claims (including costs of all appeals related thereto) or threats thereof and amounts paid in settlement to the extent of the amount of such loss, expense, liability or other damage (collectively, "Damages") that Buyer and the Company incur by reason of (i) the breach by the Shareholders of any representation, warranty, covenant or agreement of the Shareholders contained herein; and (ii) any of the matters set forth in Exhibit
6.1 hereto (collectively, (i) and (ii) shall be referred to as "Indemnifiable Items").

               The Escrow Period shall terminate at the expiration of twelve
(12) months following the Closing Date; provided that a portion of the Escrow Fund, which, in the reasonable judgment of Buyer, subject to the objection of the Shareholders' Agent and the subsequent resolution or arbitration of the matter in the manner provided in Section 6.4, is necessary to satisfy any unsatisfied claims specified in any Officer's Certificate (as defined in Section 6.2(a) below) theretofore delivered to the Escrow Agent prior to termination of the Escrow Period with respect to facts and circumstances existing prior to expiration of the Escrow Period, shall remain in the Escrow Fund until such claims have been resolved.

               6.2. Claims Upon Escrow Fund.

                    (a) Upon receipt by the Escrow Agent on or before the last day of the Escrow Period of a certificate of Buyer (an "Officer's Certificate") specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each such item was paid, or properly accrued or arose, the nature of the Indemnifiable Item which such item is related, the Escrow Agent shall, subject to the provisions of Section 6.4 hereof, deliver to Buyer out of the Escrow Fund, as promptly as practicable, New Stock or other assets held in the Escrow Fund having a value equal to such Damages, provided that at the option of Buyer, the Escrow Agent shall be authorized to either (x) sell in compliance with applicable federal and state securities laws such number of shares of the New Stock in the Escrow Fund with a value equal to the amount of the Damages or (y) deliver to Buyer the number of shares of New Stock in the Escrow Fund with a value equal to the amount of the Damages.

                    (b) For the purpose of compensating Buyer for its Damages from the Escrow Fund, the New Stock in the Escrow Fund shall be valued as follows: (i) The Escrow Shares sold in a transaction that is not executed through a broker in the public market shall be valued at the net proceeds of such sale multiplied by the number of shares of the Escrow Shares so sold; or (ii) the Escrow Shares sold in a transaction that is executed through a broker in the public market pursuant to Rule 144 or a registered public offering shall be valued on the gross proceeds less applicable broker commissions or underwriting discounts, as applicable, of such sale, or (iii) the Escrow Shares delivered to Buyer without being sold shall be valued at the price per share of Buyer's Common Stock as determined in Section 1.2.

               6.3. Objections to Claims. At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such Officer's Certificate shall be delivered to the Shareholders' Agent (defined in Section
6.4 below) and for a period of fifteen (15) days after such delivery, the Escrow Agent shall make no delivery of New Stock or other property pursuant to Section
6.2 hereof unless the Escrow Agent shall have received written authorization from the Shareholders' Agent to make such delivery. After the expiration of such fifteen (15)-day period, the Escrow Agent shall make delivery of the New Stock or other property in the Escrow Fund in accordance with Section 6.2 hereof; provided, that no such payment or delivery may be made if the Shareholders' Agent shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent and to Buyer prior to the expiration of such fifteen (15)-day period.

               6.4. Attempt to Resolve Conflicts; Arbitration.

                    (a) In case the Shareholders' Agent shall so object in writing to any claim or claims by Buyer made in any Officer's Certificate or otherwise, Buyer shall have thirty (30) days to respond in a written statement to the objection of the Shareholders' Agent. If after such thirty (30)-day period there remains a dispute as to any claims, the Shareholders' Agent and Buyer shall attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to each of such claims. If the Shareholders' Agent and Buyer should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall, if a claim is being made against the Escrow Fund, be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the New Stock or other property from the Escrow Fund in accordance with the terms thereof.

                    (b) If no such agreement can be reached after good faith negotiation, either Buyer or the Shareholders' Agent may, by written notice to the other, demand binding arbitration of the matter unless the Damages are at issue in pending litigation with a third party. If the Damages are at issue in pending litigation, then the arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. Within fifteen (15) days after such written notice is sent, Buyer and the Shareholders' Agent shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The decision of the arbitrators as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith.

                    (c) Any such arbitration shall be held in the County of Orange, California under the commercial rules then in effect of the American Arbitration Association. The parties hereto agree that any action to compel arbitration pursuant to this Agreement may be brought in any appropriate court in the County of Orange, California and in connection with such action to compel the laws of the State of California to control. Application may also be made to such court for confirmation of any decision or award of the arbitrator, for an order of the enforcement and for any other remedies which may be necessary to effectuate such decision or award. The parties hereto hereby consent to the jurisdiction of the arbitrator and of such court and waive any objection to the jurisdiction of such arbitrator and court.

                    (d) If a dispute is submitted for arbitration as provided in this Section 6.4, the Escrow Agent shall continue to hold Escrow Shares in the Escrow Fund having a value sufficient to cover the Damages related to such dispute (the "Contested Damages") (but only to the extent that there are Escrow Shares remaining in the Escrow Fund) until: (i) delivery of a copy of a settlement agreement executed by Buyer and the Shareholders' Agent setting forth instructions to the Escrow Agent as to the release of such Escrow Shares that shall be made with respect to the Contested Damages; (ii) delivery of a copy of the final decision of the arbitrators setting forth instructions to the Escrow Agent as to the release of Escrow Shares that shall be made with respect to the Contested Damages; or (iii) receipt of a court order or judgment directing the Escrow Agent to act with respect to the distribution of any Escrow Shares. The Escrow Agent shall thereupon release the Escrow Shares from the Escrow Fund (to the extent Escrow Shares are then held in the Escrow Fund) in accordance with such settlement agreement, arbitrator's instructions, court order or judgment, as applicable. If any controversy arises involving any party to this Agreement (other than the Escrow Agent) concerning the subject matter of this Agreement, including Contested Damages, the Escrow Agent will not be required to resolve the controversy.

                    (e) William R. Wyand shall be constituted and appointed as agent ("Shareholders' Agent") for and on behalf of the shareholders of the Company to give and receive notices and communications, to authorize delivery to Buyer of the New Stock or other property from the Escrow Fund in satisfaction of claims by Buyer, to settle any other claims for indemnification, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Shareholders' Agent for the accomplishment of the foregoing. Such agency may be changed by the holders of a majority in interest of the Escrow Fund from time to time upon not less than ten (10) days' prior written notice to Buyer. No bond shall be required of the Shareholders' Agent, and the Shareholders' Agent shall receive no compensation for his services. Notices or communications to or from the Shareholders' Agent shall constitute notice to or from each of the shareholders of the Company.

                    (f) The Shareholders' Agent shall not be liable for any act done or omitted hereunder as Shareholders' Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Shareholders shall severally indemnify the Shareholders' Agent and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Shareholders' Agent and arising out of or in connection with the acceptance or administration of his duties hereunder.

                    (g) The Shareholders' Agent shall have reasonable access to information about the Company and the reasonable assistance of the Company's officers and





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

employees for purposes of performing its duties and exercising its rights hereunder; provided, that the Shareholders' Agent shall treat confidentially and not disclose any nonpublic information from or about Stockholder to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

               6.5. Actions of the Shareholders' Agent. A decision, act, consent or instruction of the Shareholders' Agent shall constitute a decision of all shareholders of the Company for whom shares of New Stock otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each such shareholders of the Company, and the Escrow Agent and Buyer may rely upon any decision, act, consent or instruction of the Shareholders' Agent as being the decision, act, consent or instruction of each and every such stockholder of the Company. The Escrow Agent and Buyer are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholders' Agent.

               6.6. Third-Party Claims. In the event that a third party asserts or threatens a claim which Buyer believes may result in a demand against the Escrow Fund, Buyer shall notify the Shareholders' Agent of such claim, and the Shareholders' Agent on behalf of the shareholders of the Company for whom shares of New Stock otherwise issuable or payable to them are deposited in the Escrow Fund shall be entitled, at such shareholders' expense, to participate in any defense of such claim. Unless the Shareholders' Agent elects to assume such defense (with counsel reasonably acceptable to Buyer, and, provided, that the Shareholders' Agent has the reasonable means to put on such a defense), Buyer shall have the right to settle any such claim (with its own counsel); provided, that Buyer may not effect the settlement of any such claim without the consent of the Shareholders' Agent, which consent shall not be unreasonably withheld. In the event that the Shareholders' Agent has consented to any such settlement, the Shareholders' Agent and the former shareholders of the Company shall have no power or authority to object under Section 6.4 or any other provision of this
Article VI to the amount of any claim by Buyer against the Escrow Fund for indemnity with respect to such settlement.

               6.7. Limitations.

                    (a) Notwithstanding anything else set forth herein, Buyer and the Company shall not be compensated from the Escrow Fund or otherwise in respect of any Damages that are covered by insurance proceeds from insurance owned and paid for by the Company prior to the Effective Time to the extent that Buyer and/or such other persons actually receive such insurance proceeds to cover such Damages from such insurance (including all costs and expenses incurred in pursuing and collecting such insurance proceeds).

                    (b) The parties hereto understand and agree that the indemnity obligations of the shareholders of the Company and option holders, including the Company Shareholders, under this Article VI shall terminate twelve
(12) months from the Closing Date, except (i) insofar as a claim for indemnification under this Article VI has been asserted and such claim has not been resolved in accordance with the terms of the this Agreement, the Escrow Agreement or otherwise, or (ii) for any Damages incurred by Buyer or the Company as a result of a breach of the representations and warranties set forth in Sections 2.2, 2.5, 2.13 and 2.14, in which case the indemnity obligations shall terminate four (4) years from the Closing Date.

               No Shareholder shall be personally liable under this Article VI for any Damages beyond the Escrow Shares. Notwithstanding the foregoing, nothing herein shall limit Buyer's right to seek recourse against any person or entity for claims based on fraud.


                                  ARTICLE VII
                               GENERAL PROVISIONS

               7.1. Survival of Representations, Warranties and Agreements. All representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing shall (except to the extent that survival is necessary to effectuate the intent of such provisions or as provided in Section 6.7(b)) terminate twelve (12) months after the Closing Date. Each party agrees that, except for the representations and warranties contained in this Agreement and the Buyer Disclosure Schedule and the Disclosure Schedule, no party hereto has made any other representations and warranties, and each party hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives, with respect to execution and delivery of this Agreement or the transactions contemplated herein, notwithstanding the delivery or disclosure to any other party or any party's representatives of any documentation or other information with respect to any one or more of the foregoing.

               7.2. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses; provided that the Company Shareholders shall be solely responsible for all of the costs and expenses incurred by the Company in connection with this transaction, except that Buyer shall pay the accounting fees directly related to the audit of the Company as referenced in the engagement letter of House, Park & Dobratz dated February 23, 1999, such amount not to exceed $32,000 in fees plus reasonable out-of-pocket costs of the accountants in connection with such audit.

               7.3. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                             (a)    if to Buyer, to:

                                    Smith Micro Software, Inc.
                                    51 Columbia
                                    Aliso Viejo, California 92656
                                    Attention: William W. Smith. Jr.

                                    with a copy to:

                                    Brobeck, Phleger & Harrison LLP
                                    38 Technology Drive
                                    Irvine, CA 92618
                                    Attention: Bruce R. Hallett, Esq.

                                    and

                             (b)    if to the Shareholders, to:

                                    _________________________________________
                                    _________________________________________
                                    _________________________________________
                                    _________________________________________


                                    with a copy to

                                    Seigfreid, Bingham, Levy, Selzer & Gee
                                    2800 Commerce Tower, 911 Main Street
                                    Kansas City, Missouri 84105
                                    Attention: Robert C. Levy, Esq.

               7.4. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA (WITHOUT REFERENCE TO CONFLICT OF LAW PRINCIPLES OTHER THAN THOSE DIRECTING CALIFORNIA LAW) EXCEPT TO THE EXTENT MANDATORILY GOVERNED BY THE LAWS OF THE STATE OF DELAWARE. BUYER AND EACH OF THE SHAREHOLDERS HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY CALIFORNIA STATE OR FEDERAL COURT SITTING IN ORANGE COUNTY, CALIFORNIA, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND BUYER AND THE SHAREHOLDERS EACH HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH CALIFORNIA STATE COURT OR SUCH FEDERAL COURT. BUYER AND THE SHAREHOLDERS EACH HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING.

               EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION OR AGREEMENT CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

               7.5. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the purchase of the Shares is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner to the fullest extent permitted by applicable law in order that the purchase of the Shares may be consummated as originally contemplated to the fullest extent possible.

               7.6. Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties hereto; provided, however, that Buyer may assign its rights, interests and obligations hereunder to any successor or Buyer entity of Buyer whose shares are registered under Section 12 of the Exchange Act. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement.

               7.7. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

               7.8. Entire Agreement. This Agreement (including the Exhibits, the Buyer Disclosure Schedule and the Disclosure Schedule and other Schedules referenced herein) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

               7.9. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                     STOCK PURCHASE AGREEMENT SIGNATURE PAGE


IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.


COMPANY SHAREHOLDERS                          BUYER


BRYCE T. EVANS IRREVOCABLE TRUST FOR          SMITH MICRO SOFTWARE, INC.
MACMILLAN M. EVANS


By:________________________________           By:_______________________________
                                                    Name:
                                                    Title:

BRYCE T. EVANS IRREVOCABLE                    COMPANY
TRUST FOR MORGAN P. EVANS
                                              STF TECHNOLOGIES, INC.


By:________________________________           By:_______________________________
                                                    Name:
                                                    Title:


BRYCE T. EVANS IRREVOCABLE
TRUST FOR REECE E. EVANS


By:________________________________

BRAD L. EVANS IRREVOCABLE
TRUST FOR HALEY EVANS


By:________________________________

                     STOCK PURCHASE AGREEMENT SIGNATURE PAGE




BRAD L. EVANS IRREVOCABLE
TRUST FOR MOLLY KAY EVANS



By:________________________________


WILLIAM R. WYAND



By:________________________________


DONALD MacCORMICK



By:________________________________

























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